UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Advanced Environmental Recycling Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, July 15, 2010

To our Stockholders:

The annual meeting of stockholders of Advanced Environmental Recycling Technologies, Inc. will be held at the Company’s corporate offices at 914 N. Jefferson St., Springdale, Arkansas  72764, at 5:00 p.m., local time, Thursday, July 15, 2010, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement, which is incorporated herein by this reference:

1.	To elect six members to the six-person board of directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualify.
2.	To ratify the appointment of HoganTaylor LLP as independent public accountants of the company for the year ending December 31, 2010.
3.	To amend the Company’s certificate of incorporation to increase the authorized number of shares of Class A common stock.
4.	To transact such other business and to consider and take action upon any and all matters that may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on May 20, 2010, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

These proxy materials and our annual report to stockholders will be furnished to our stockholders on the Internet. This means that most stockholders will not receive paper copies of our proxy materials and annual report. We will instead send stockholders a notice regarding the availability of proxy materials with instructions for accessing the proxy materials and annual report on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our 2010 annual meeting.

Sincerely,

Stephen W. Brooks
Secretary

June 1, 2010

ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N. Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400

Annual Meeting of Stockholders
July 15, 2010

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited on behalf of the board of directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held at the Company’s corporate offices at 914 N. Jefferson St., Springdale, AR  72764, at 5:00 p.m. local time, Thursday, July 15, 2010, and at any adjournments thereof. The notice of meeting and notice regarding the availability of proxy materials with instructions for accessing the proxy materials and annual report on the Internet are being mailed to stockholders on or about June 4, 2010.

A proxy may be revoked by delivering another proxy (either Internet proxy or printed proxy) with a later date, entering a new vote by Internet or telephone, delivering a written notice of revocation to the principal office of the Company, or in person at the meeting at any time prior to the voting thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At May 17, 2010, there were 48,105,554 shares of Class A common stock, 1,465,530 shares of Class B common stock and 748,772 shares of Series D preferred stock issued and outstanding. Each outstanding share of Class A common stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B common stock entitles the holder thereof to five votes on matters submitted to the stockholders.  Each outstanding share of Series D preferred stock entitles the holder to the number of votes equal to the number of shares of common stock into which such share of preferred stock could be converted (currently each such preferred share is convertible into 10 shares of Class A common stock), subject to certain limitations. As of May 17, 2010, the holders of the Class B common stock are entitled to an aggregate of 7,327,650 votes and the holders of the Series D preferred stock are entitled to an aggregate of 7,487,720 votes. The holders of record of the Class A common stock, Class B common stock and Series D preferred stock outstanding on May 20, 2010 will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the annual meeting and any adjournments.

The form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See “Election of Directors” for the method of withholding authority to vote for directors). By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Abstentions and brokers’ “non-votes”, if any, are counted for purposes of determining a quorum but will have no effect on the election of directors or other matters intended to be submitted to a vote of the stockholders.

As of May 17, 2010, the Company’s directors and named executive officers beneficially owned approximately 7.9% of the currently outstanding shares of Class A common stock and 27.8% of the shares of Class B common stock.

The following table sets forth, as of May 17, 2010, certain information with regard to the beneficial ownership of the Company’s capital stock by each beneficial owner of 5% or more of the outstanding stock (Marjorie S. Brooks), by each named executive officer and director of the Company, and by all directors and named officers as a group:

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)(10)		Percent of Class
Class A	Marjorie S. Brooks	9,319,676	(3)	19.3%
Class B		837,588	(4)	57.2%

Class A	Joe G. Brooks	1,629,335	(5)	3.4%
Class B		284,396		19.4%

Class A	Jerry B. Burkett	268,190	(6)	*
Class B		33,311		2.3%

Class A	Stephen W. Brooks	1,748,508	(7)	3.6%
Class B		89,311		6.1%

Class A	Edward P. Carda	43,620	(8)	*

Class A	J. R. Brian Hanna	25,000	(9)	*

Class A	Timothy D. Morrison	75,000	(9)	*
Class A	Officers and directors	3,789,653		7.9%
Class B	as a group (six persons)	407,018		27.8%

(1)
The Class B common stock is substantially identical to the Class A common stock, except that each share of Class B common stock has five votes per share and each share of Class A common stock has one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock.

(2)
Beneficial ownership of shares was determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and included shares underlying outstanding warrants and options which the named individual has the right to acquire within sixty days (July 16, 2010) of May 17, 2010.

(3)	Includes 8,098,219 shares owned directly, 1,121,457 in trusts or corporations controlled by Mrs. Brooks, and 100,000 shares issuable upon exercise of stock options.

(4)
Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and Southern Mineral and Fibers, Inc. is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B common stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(5)	Includes 1,586,630 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks’ minor child, and 38,205 shares owned as custodian for Brooks’ Children’s Trust.

(6)
Includes 147,519 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett, 100,000 shares issuable upon exercise of stock options, and 8,671 shares to be issued pursuant to restricted stock awards.

(7)	Includes shares owned directly.

(8)	Includes 34,949 shares owned directly and 8,671 shares to be issued pursuant to restricted stock awards.

(9)	Includes shares to be issued pursuant to restricted stock awards.

(10)
Class A common stock beneficial ownership was calculated by dividing the beneficial ownership of each individual by the sum of: (i) the total shares of Class A common stock outstanding at May 17, 2010 (48,105,554) and (ii) the total shares underlying outstanding warrants and options which the named individual had the right to acquire within 60 days (July 16, 2010) of May 17, 2010. Class B common stock beneficial ownership is calculated based on 1,465,530 shares outstanding on May 17, 2010.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The directors, nominees for director and executive officers of the Company are as follows:

Name	Age	Position
Joe G. Brooks	54	Chairman of the board of directors and chief executive officer
Timothy D. Morrison	51	President and director
J. R. Brian Hanna	57	Chief financial officer
Stephen W. Brooks	53	Chief operating officer, secretary and director
Jim Precht	64	Senior vice-president — sales and marketing
J. Douglas Brooks	50	Senior vice-president — international sales and product development
Alford Drinkwater	58	Senior vice president — development and governmental affairs
Jerry B. Burkett	53	Director
Edward P. Carda	69	Director
Vernon J. Richardson	43	Nominee for director

The Company’s board of directors elected Joe G. Brooks as its chairman and the Company’s co-chief executive officer in December 1998.  In addition, he served as president from February 2000 until March 2008. In July 2005, Mr. Brooks became sole chief executive officer. Mr. Brooks has served as president or in other executive office capacities and has been a director since the Company’s inception in December 1988, including service as chairman and CEO from inception until August 1993. He was a member of Clean Texas 2000, appointed by then Governor George W. Bush in 1995. Mr. Brooks is a listed inventor on 13 of the Company’s patents with additional patents pending, and is a founder of AERT. Director qualifications include industry and company experience as a founder of the Company and joint inventor on the Company's patents.

Timothy D. Morrison joined AERT as President in March 2008 and has served as a director since June 2009. Mr. Morrison came to AERT with a background in polymer engineering as well as experience in turnaround management. He began his career with Dow Chemical in the hydrocarbons and polyethylene group where he held both operations and business positions. He led the Promix Joint Venture with Dow, Texaco and Enterprise Products before moving to Harris Chemical in 1992 as an equity partner where he led the turnaround of operations, customer service, IT, purchasing, and logistics for the leveraged buyout group. In 2000, Mr. Morrison joined Cyctec’s engineered products composite business, managing the composites and adhesives business. He brings experience in successfully servicing the needs and requirements of big box retailers from Valspar, where he served most recently as manager for Valspar’s Texas Division. Mr. Morrison comes to AERT with a BS in Chemical Engineering from the University of Alabama, an MBA from the University of Southern California, and training in both Lean Manufacturing and Six Sigma. Director qualifications include industry and technology experience as a manager in various manufacturing companies and with a chemical engineering background.

J. R. Brian Hanna joined AERT as Chief Financial Officer in November 2008. Mr. Hanna has most recently served as Chief Financial Officer of JT Sports (formerly Brass Eagle Inc.) from December 1, 1997 to October 31, 2008. Mr. Hanna obtained his Chartered Accountant’s designation with Deloitte & Touche in 1982 and later became a Certified Public Accountant. Mr. Hanna’s background includes merger and acquisition integrations, financial system/IT implementations in addition to establishing internal controls, strategic planning and treasury functions.

The Company’s board of directors elected Stephen W. Brooks as co-chief executive officer in December 1998 in which position he served until July 2005 when he became vice chairman and chief operating officer. Mr. Brooks was appointed secretary in January 2009. He has been a director since January 1996. Mr. Brooks has served as CEO and chairman of the board of Razorback Farms, Inc. from January 1996 to the present. Razorback Farms is a Springdale, Arkansas based firm that specializes in vegetables processing. Mr. Brooks also serves on the board of the Ozark Food Processors Association. Director qualifications include leadership and industry experience as a CEO and board member of other organizations and as an officer of AERT.

Jim Precht served as executive vice-president of sales and marketing for the Company since February 2001, and as senior vice president since September 2003. Mr. Precht was formerly general manager of Weyerhaeuser Building Materials’ Pittsburgh Customer Service Center with 32-years of industry experience.

J. Douglas Brooks served as executive vice-president from inception to September 2003 and has been a senior vice president since September 2003, currently serving as senior vice president of international sales and product development. Mr. Brooks was vice-

president of plastics from 1995 through 1998, has been in charge of raw material sourcing and strategic relationships, was previously project manager for AERT’s polyethylene recycling program with The Dow Chemical Company, and is a joint inventor on several of AERT’s process patents for recycling polyethylene film for composites.

Alford Drinkwater has served as senior vice president in various capacities since September 2003, and is currently the Company’s senior vice president of development and governmental affairs. Prior to joining the Company in May 2000, Mr. Drinkwater had been the Assistant Director for the Established Industries Division of the Arkansas Department of Economic Development and was on the Advocacy Team from November 1988 until January 2000. From September 1986 until July 1988, he owned and operated Town and Country Waste Services, Inc. a waste services company engaging in the development of waste recycling, energy recovery, and disposal systems. From April 1981 until January 1987, Mr. Drinkwater was the Resource Recovery Manager for Metropolitan Trust Company, and was primarily involved in waste-to-energy systems development. From July 1974 until April 1981, Mr. Drinkwater worked for the State of Arkansas as Assistant to the Chief of the Solid Waste Control Division of the Arkansas Department of Pollution Control & Ecology and as the Manager of the Biomass and Resource Recovery Program of the Arkansas Department of Energy.

Jerry B. Burkett has served on the board of directors of the Company since May 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past president of the Arkansas County Farm Bureau. In April 2002, Mr. Burkett was elected to serve as a director of the Ag Heritage Farm Credit Services board. Director qualifications include leadership and industry experience as a business owner, officer and director of various agricultural organizations.

Edward P. Carda was elected to the board of directors in July 2005. Mr. Carda began his 37-year business career with Weyerhaeuser Company in June 1967, ending with his retirement in December 2003. While at Weyerhaeuser, he served in various management positions, including statutory reporting, heading large accounting departments, interacting with external and internal auditors and many areas of management. Mr. Carda spent the last 10 years of his career as the business controller for the distribution business of Weyerhaeuser. While in this capacity, he received many awards for his performance for profit and working capital improvement initiatives. Mr. Carda attended the University of Montana and graduated with a degree in accounting. He has served for 25 years on the board of directors of the Woodstone Credit Union in Federal Way, Washington and is currently its Vice Chairman. He also serves on the credit union’s audit committee. Director qualifications include leadership, industry and finance experience in various management positions with Weyerhaeuser Company.

Dr. Vernon J. Richardson has been the accounting department chair in the Sam M. Walton College of Business at the University of Arkansas since 2007. He received an MBA and undergraduate and masters degrees in accounting from Brigham Young University prior to receiving a Ph.D. in accounting from the University of Illinois at Urbana-Champaign. Dr. Richardson then joined the faculty of the University of Kansas, holding assistant and associate professor positions from 1997 to 2005. He has been a professor in the Sam M. Walton College of Business at the University of Arkansas since 2005 and is currently the S. Robson Walton Endowed \Chair in Accounting. Dr. Richardson has served in various positions with the American Accounting Association, and performs expert witness and consulting services.  He has served as a director at Reassure America Life Insurance Company. Director qualifications include leadership, research, technology and finance experience as an accounting professor and chair of a university level accounting department.

Joe Brooks, Stephen Brooks, and J. Douglas Brooks are brothers and are sons of Marjorie S. Brooks, the Company’s largest stockholder and a former director. There are no other familial relationships between the current directors and executive officers.

Each of the Company’s directors has been elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

CORPORATE GOVERNANCE

Independence of Directors

From January 1, 2009 to June 2, 2009, the board of directors was comprised of Joe G. Brooks, Stephen W. Brooks, Jerry B. Burkett, Edward P. Carda, Tim W. Kizer, Peter S. Lau, Hisao Sal Miwa, Jim Robason and Michael Tull. From June 2, 2009 to February 2010, the board of directors was comprised of Joe G. Brooks, Stephen W. Brooks, Jerry B. Burkett, Edward P. Carda, Peter S. Lau, Hisao Sal Miwa and Timothy D. Morrison. In February 2010, Peter Lau and Sal Miwa retired from the board of directors.

The board of directors determined that during 2009, Jerry Burkett, Edward Carda, Tim Kizer, Peter Lau, and Sal Miwa were independent under the NASDAQ Stock Market’s (“NASDAQ”) corporate governance listing standards, and that Joe Brooks, chairman and CEO, Stephen Brooks, chief operating officer, Timothy Morrison, president, Michael Tull and Jim Robason were not independent under such listing standards.  As of May 17, 2010, the board of directors has determined that Jerry Burkett and Edward Carda are independent, and that Joe Brooks, Stephen Brooks and Timothy Morrison are not independent.

During fiscal 2009, the Company did not hold any executive sessions of the board of directors in which only independent members of the board were present.

Stockholder and Interested Parties Communications with the Board

Stockholders and other interested parties may contact any of the Company’s directors, a committee of the board of directors, the board’s independent directors as a group or the board generally, by writing to them at Advanced Environmental Recycling Technologies, Inc., c/o Corporate Secretary, at the address shown on the cover of this proxy statement. Stockholder communications received in this manner will be handled in accordance with procedures approved by the board’s independent directors. The Company encourages, but does not require, directors to attend annual meetings of stockholders. All members of the board attended the Company’s 2009 stockholder meeting.

Board Meetings and Certain Committee Reports and Meetings

During the Company’s fiscal year ended December 31, 2009, the board of directors held 6 meetings. All directors attended 75% or more of the total number of meetings of the board of directors and its committees on which he or she served.

From January 1, 2009 through June 2, 2009, the audit committee of the board of directors consisted of three independent directors under NASDAQ’s director and audit committee independence standards: Ed Carda (chairperson), Jerry Burkett, and Peter Lau. On June 2, 2009, the board appointed Ed Carda (chairperson), Sal Miwa, and Peter Lau to its audit committee. The board of directors has determined that Edward P. Carda qualifies as an audit committee financial expert; as such term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. Mr. Carda’s experience was stated previously. In addition, it was determined that in 2009 Edward P. Carda, Hisao Sal Miwa and Peter Lau were independent, as that term is defined under the listing standards of the National Association of Securities Dealers. In February 2010, Peter Lau and Sal Miwa retired from the board of directors. The audit committee is directly responsible for the engagement of the Company’s independent accountants and is responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. In 2009, the audit committee engaged in quarterly discussions by either the audit committee chairperson or the full audit committee with the Company’s auditors concerning their quarterly review and annual audit of the Company’s financial statements.

From January 1, 2009 to June 2, 2009, the compensation committee consisted of Edward Carda (chairperson), Tim Kizer, Peter Lau and Jim Robason. From June 2, 2009 to February 2010, the compensation committee consisted of Sal Miwa (chairperson), Peter Lau and Jerry Burkett. The compensation committee establishes and administers the Company’s compensation plans on behalf of the board of directors and makes recommendations to the board of directors as to stock options, restricted stock awards or other awards granted thereunder and other compensation matters. The compensation committee met one time in 2009.

From January 1, 2009 to June 2, 2009, the corporate governance and nominating committee consisted of Sal Miwa (chairperson) Jerry Burkett and Edward Carda. On June 2, 2009, the duties of the corporate governance and nominating committee were assumed by the full board of directors. The corporate governance and nominating committee evaluated the efforts of AERT and its board of directors to maintain effective corporate governance practices. The committee also identified candidates for election to the board of directors.

The board of directors believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics. The committee also considers such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director will be reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of stockholders.

The board of directors does not have a formal process for identifying and evaluating nominees for director. Instead, it uses its network of contacts to identify potential candidates. The board will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The board will meet to discuss and consider such candidates’ qualifications and then select a nominee by majority vote.

Although the board of directors has not established procedures for considering nominees recommended by stockholders, the board will consider director candidates recommended by stockholders, and those candidates will receive substantially the same consideration that candidates recommended by members of the board receive. Stockholders wishing to recommend director candidates for consideration by the board may do so in writing to the corporate secretary by January 28, 2011, at least 120 days in advance of the date corresponding to the mailing of proxy materials for this annual meeting, giving the recommended nominee’s name, biographical data, and qualifications, accompanied by the written consent of the recommended nominee.

The charters of the audit and compensation committees are available on the corporate website at www.aert.com. The Company has implemented a “Corporate Compliance Line” through which the audit committee, the board of directors, and the corporate compliance officer may be contacted, as appropriate. This service and number is available on our corporate website.

AUDIT COMMITTEE REPORT

The following report of the audit committee for fiscal year 2009 does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein.

The audit committee of the Company is currently composed of one non-employee director, who is independent in accordance with the policy of the National Association of Security Dealers applicable to NASDAQ listed companies. The committee was comprised of three independent members prior to the resignation from the board of Peter Lau and Sal Miwa. Two independent directors will be added to the committee subsequent to the election of directors at the 2010 annual meeting of stockholders. The committee operates under a written charter adopted by the board of directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to engage independent public accountants for the Company and to monitor and oversee the Company’s financial reporting process and report its findings to the board of directors.

The committee fulfills its responsibilities through periodic meetings with management and independent auditors. The committee reviewed and discussed with management and independent auditors the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2009. The committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditor’s independence.

On the basis of these reviews and discussions, the audit committee recommended to the board of directors that the board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission (“SEC”).

The audit committee has also considered whether the provision of non-audit services by the independent registered public accounting firm, HoganTaylor LLP, is compatible with maintaining auditor independence. HoganTaylor performed tax consulting and preparation services for the Company during 2009. No other non-audit related services were provided by HoganTaylor during 2009. On January 7, 2009, Tullius Taylor Sartain & Sartain, LLP merged with Hogan & Slovacek P.C. to form HoganTaylor LLP, which has acted as the Company’s independent registered public accounting firm since the merger.

Submitted by the audit committee,

Edward P. Carda, Chairperson

COMPENSATION COMMITTEE

The compensation committee is responsible for administering incentive plans and reviewing and making recommendations to the Board of Directors with respect to the compensation of AERT executive officers and key employees. The compensation committee has adopted a charter that is available on the Company’s web site at www.aert.com.

Overview of Compensation Program

Our executive compensation program is designed to achieve our goal of attracting, developing and retaining business leaders who can drive financial and strategic growth objectives that are intended to maximize long-term stockholder value. Compensation levels are set to reflect competitive market practices, as well as company and individual performance. The compensation committee of the board of directors (the “Committee”) has established the following guiding principles for our executive compensation programs:

•
Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that we can continue to attract, retain and motivate high performing executive talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer, his or her specific business unit or function, and AERT overall.

•
Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Stockholders’ Interests — Long-term incentives should align decision making with the interests of our stockholders.

Compensation Philosophy and Objectives

     Our executive compensation program is designed to:

•	Attract, motivate and retain executive officers who can make significant contributions to our long-term success;

•	Align the interests of executive officers with those of stockholders; and

•	Place a significant portion of an executive officer’s total compensation at risk by tying it to our financial performance.

Role of Executive Officers in Compensation Decisions

To assist them in making compensation decisions, the Committee reviews compensation tally sheets, prepared by management, which present comprehensive data on the total compensation and benefits package for each of our executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider our obligations under such circumstances. Additionally, the Committee partially relies on recommendations by the CEO regarding compensation of the other executive officers and key management employees.

Setting Executive Compensation

The Committee strives to establish and periodically review AERT’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other AERT employees and make recommendations to the board of directors regarding:

•	Compensation arrangements and incentive goals for executive officers and administration of the compensation plans and recommendations to the Board of Directors with respect thereto;

•	The performance of the executive officers and incentive compensation awards and adjustment of compensation arrangements as appropriate based upon performance; and

•	Management development and succession plans and activities.

The primary components of our executive compensation programs are: base salary, discretionary awards, and long-term incentive awards.

 Base Salary

     Base salaries are generally targeted at the middle of the competitive marketplace (the “median”).

     The “market rate” for an executive position is determined through an assessment by our human resources personnel under the guidance and supervision of the Committee. This assessment considers relevant industry salary practices, the position’s complexity, and level of responsibility, its importance to AERT in relation to other executive positions, and the competitiveness of an executive’s total compensation.

     Subject to the Committee’s approval, the level of an executive officer’s base pay is determined on the basis of:

•	Relevant comparative compensation data; and

•	The Chief Executive Officer’s assessment (except with respect to himself) of the executive’s performance, experience, demonstrated leadership, job knowledge and management skills.

Discretionary Awards

The Committee may, at its discretion, authorize periodic cash awards to executives. Discretionary awards are designed to give the Committee the flexibility to provide incentives that are comparable to those found in the marketplace in which we compete for executive talent. In determining the extent and nature of discretionary awards, the Committee considers our cash flow, net income, progress toward short-term and long-term business objectives, and other competitive compensation programs.

When considering discretionary awards, the Committee identifies the employees who are eligible to participate and computes and certifies the size of the discretionary pool based on financial information supplied by our executive officers. The award made to each eligible participant is based on the opportunity level assigned to the participant and an assessment of his or her performance and the performance of their business unit versus corporate objectives.

Long-Term Incentive Awards

Long term executive incentives are designed to promote the interests of AERT and its stockholders by attracting and retaining eligible directors, executives and other key employees.

The Committee has the authority to determine the participants to whom awards shall be granted. The awards under our prior plans could be made in the form of stock options, restricted stock units, performance awards and other stock-based awards. Consistent with the views of the Board of Directors and the Committee that the interests of employees and directors are more likely to be aligned with stockholders to the extent that such employees and directors are stockholders of AERT, we have determined for the foreseeable future to provide incentive equity compensation in the form of restricted stock unit awards rather than options or other forms of equity compensation. The 2005 and 2008 Key Associate and Management Equity Inventive Plans and the 2005 and 2008 Non-Employee Director Equity Incentive Plans reflect this shift in compensation policy.

The Committee has reviewed and approved a compensation plan for our management and executives that is designed to reward focus on increasing throughputs, reducing costs, and increasing efficiencies. The equity incentive plans, which are administered by the Committee, give us flexibility to provide incentives that are comparable to those found in the marketplace in which we compete for management and associate talent. In determining the extent and nature of awards, the Committee considers our cash flow, net income, progress toward short-term and long-term business objectives, and other competitive compensation programs.

DIRECTOR COMPENSATION

Directors who are also employees of AERT are not entitled to any additional compensation by virtue of service as a director, except for reimbursement of any specific expenses attributable to such service. In 2009, non-employee directors agreed to forego annual compensation for board service, which was $16,000 in cash in 2008, and fees for each full board meeting and committee meeting they attended. The Company’s directors agreed to forego for 2008 and 2009 their annual restricted stock unit awards of shares, which would have had a market value of $32,000 per year measured on an average closing sale price basis over a 50-business day period preceding the award. Under the Company’s non-employee equity incentive plan, newly elected directors are initially granted restricted stock units equal to a prorated portion of the yearly award based on their period of service in their initial fiscal year as a director. Previously granted restricted stock unit awards for directors vest over a three-year period, with 20% of a particular award vesting on the first anniversary thereof, an additional 30% of such award (50% cumulatively) vesting on the second anniversary of the award, and the 50% balance of the award vesting on the third anniversary of the award. Prior to 2009, non-employee board committee members received annual cash compensation as follows: audit committee: $8,000 (chairperson) and $3,000 (other members); compensation committee: $5,000 (chairperson) and $3,000 (other members); nominating committee: $4,000 (chairperson) and $2,000 (other members); technology committee: $3,000 (chairperson) and $1,000 (other members); legal affairs committee: $4,000 (chairperson) and $2,000 (other members); and capital expenditures committee: $4,000 (chairperson) and $2,000 (other members).

Director Compensation in 2009

As no compensation was received by any of our directors for services performed as a director in 2009, no director compensation table has been included in this filing; however, a company owned by Michael Tull earned $417,899 as an outside sales representative. Tim Kizer, Jim Robason and Michael Tull retired from the board of directors in June 2009. Peter Lau and Hisao Sal Miwa retired from the board of directors in February 2010.

At December 31, 2009, the aggregate number of options outstanding for each director was as follows: Jerry B. Burkett — 125,000; Hisao Sal Miwa — 125,000; Peter S. Lau — 25,000.

At December 31, 2009, the aggregate number of stock grants outstanding for each director was as follows:  Jerry B. Burkett — 8,671; Edward P. Carda — 8,671; Hisao Sal Miwa — 8,671; Peter S. Lau — 7,258.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate compensation we paid during the two years ended December 31, 2009 to the chief executive officer and to each of our next two most highly compensated executive officers whose total compensation in 2009 exceeded $100,000.

Summary Compensation Table

			Stock	All Other
		Salary	Awards	Compensation	Total
		($)	($)	($)	($)
Joe G. Brooks	2009	190,000	-	23,956	213,956
Chairman and Chief Executive Officer	2008	190,000	-	14,476	204,476

Timothy D. Morrison1	2009	200,000	22,500 3	216	222,716
President	2008	162,088	129,000 4	99,848 7	390,936

J. R. Brian Hanna2	2009	184,956	47,300 5	201	232,457
Chief Financial Officer	2008	24,904	31,000 6	172	56,076
____________________
1.	Mr. Morrison joined the Company in March 2008.
2.	Mr. Hanna joined the Company in November 2008.
3.	This amount represents the grant of 150,000 shares of restricted stock with a grant date fair value of $0.15 per share. The stock vests over a four year period.
4.	This amount represents the grant of 150,000 shares of restricted stock with a grant date fair value of $0.86 per share. The stock vests over a four year period.
5.	This amount represents the grant of 100,000 shares of restricted stock with a grant date fair value of $0.473 per share. The stock vests over a four year period.
6.	This amount represents the grant of 100,000 shares of restricted stock with a grant date fair value of $0.31 per share. The stock vests over a four year period.
7.	This amount represents a relocation allowance of $99,368 and $480 in life insurance premiums paid by the Company.

Outstanding Equity Awards at 2009 Calendar Year End

The following table sets forth the equity awards outstanding at December 31, 2009 for the executive officers listed in the executive officer compensation table above.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy D. Morrison1	-	-	-	-	-	262,500	2	84,000	-	-
J. R. Brian Hanna3	-	-	-	-	-	175,000	4	56,000	-	-
___________________________
1.
As part of Mr. Morrison’s employment agreement he will receive an amount equal to three times his previous year’s annual salary and bonus if there is a change in control of ownership of AERT within the first three years of his employment. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

2.
Represents restricted stock awards pursuant to which 37,500 shares vested on March 1, 2009, 75,000 shares vest annually on each of March 1, 2010, 2011 and 2012, and 37,500 shares vest on March 1, 2013.

3.
As part of Mr. Hanna’s employment agreement he will receive 100,000 shares of Class A common stock if there is a change in control of ownership of AERT within the first three years of his employment. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

4.
Represents a restricted stock award pursuant to which 25,000 shares vested on November 3, 2009, 50,000 shares vest annually on each of November 3, 2010, 2011 and 2012, and 25,000 shares vest on November 3, 2013.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, regarding shares outstanding and available for issuance under our existing stock compensation plans.

	Number of securities		Number of securities remaining
	to be issued	Weighted average	available for future issuance
	upon exercise of	exercise price of	under equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected in
Plan Category	warrants and rights	warrants and rights	the first column of this table)*
Equity compensation plans
approved by security holders	1,174,000	$1.74	3,968,015
Equity compensation plans
not approved by security holders	-	-	-
Total	1,174,000	$1.74	3,968,015
____________________
* The amount in this column represents the sum of restricted stock units available for grant (2,464,745) and restricted stock units granted but only issuable upon satisfaction of vesting or other conditions (1,503,270 units with a weighted average grant date fair value of $0.71).

Limited Liability of Officers and Directors

The Delaware Supreme Court has held that a directors’ duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The Delaware general corporation law permits a corporation through its certificate of incorporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the directors’ duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company’s certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. The limitation of liability provision does not eliminate a stockholder’s right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires AERT’s executive officers and directors, and persons who own more than ten-percent of a registered class of the Company’s securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it, the Company believes that during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements were met, except as follows: Each of the directors, with the exception of Joe Brooks, Stephen Brooks and Timothy Morrison, failed to file one Form 4 for one transaction related to the issuance of common stock upon the vesting of restricted stock awards. Additionally, Peter Lau filed one late Form 4 report for one transaction related to the purchase of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, the Company may enter into transactions with related parties. In reviewing a transaction or relationship, the board as a whole, with the interested parties recusing themselves, will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.  For each of the following related party transactions, the board determined that the transaction was negotiated at arms length and on no more favorable terms than to an unaffiliated party.

Lease

In December 2007, the Company entered into a 20-year lease for an existing 16 building complex on 60 acres in Adair County, Oklahoma near the town of Watts, for construction of a waste plastic washing, recycling, and reclamation facility. The property is being leased from Razorback Farms, a corporation controlled by Marjorie S. Brooks, the Company’s largest stockholder, a former director and the mother of Joe Brooks, Stephen Brooks and J. Douglas Brooks, executive officers of the Company. Lease payments commenced on January 1, 2009, and are equal to $0.0075 per pound of plastic recycled on a pounds of production, or net throughput of recycled plastic produced, basis with a minimum rent of $1,000 per month. The throughput or production rent is due quarterly and is capped throughout the term of the lease not to exceed $450,000 per year. Rent expense recorded under this lease totaled $12,000 in 2009.

Beginning in 2011, from January 1 to March 1, 2011 for a 60-day period and every three years thereafter, the Company shall have the right to purchase the site and any adjoining property of 891 acres required for the operation of its facility at fair market value.

The Company leased manufacturing equipment from Razorback Farms in 2008. Lease payments for the equipment totaled $0.1 million. The lease term expired in October 2008.

Commissions

The Company employs the services of Tull Sales, Inc. (Tull Sales), as an outside sales representative. Tull Sales is owned by Michael M. Tull, who was a director before leaving the board on June 2, 2009. Commission costs incurred by the Company for services performed by Tull Sales were $0.4 million in 2009 and $0.5 million in 2008.

Guarantees

Marjorie Brooks; Joe Brooks, the Company’s chairman and chief executive officer; and Steve Brooks, the Company’s chief operating officer; personally guarantee repayment of our bank line of credit, which had a balance of $7.8 million at December 31, 2009. Marjorie Brooks also guarantees the Company’s $6.0 million Allstate note. The Company recorded loan guarantee fees of $0.4 million in 2009 and $0.3 million in 2008 to compensate Ms. Brooks for her guarantees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The information below sets forth the fees charged by HoganTaylor LLP during 2009 and 2008 for services provided to the Company in the following categories and amounts:

	2009	2008
Audit fees	$131,310	$162,951
Audit-related fees	10,000	11,000
Tax fees	11,675	29,850
All other fees	-	-
	$152,985	$203,801

Audit fees include amounts charged for the audit of the financial statements as of and for the year ended December 31, 2009, along with fees for the review of the financial statements for the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009; and fees for post-audit reviews for registration statement filings. Audit-related fees include the audit of the financial statements of the AERT 401(k) Plan.

Tax fees were paid primarily for preparation of federal and state tax returns, along with consulting services related to certain tax issues.

Pre-Approval Policy

All of HoganTaylor’s fees for 2009 and 2008 were pre-approved by the audit committee through a formal engagement letter with HoganTaylor. The audit committee’s policy is to pre-approve all services by AERT’s independent accountants.

Item 1:  Election of Directors

The Company currently has five directors. Six nominees are standing for election at the July 15, 2010 annual meeting of stockholders. Holders of shares of outstanding Class A and Class B common stock and Series B preferred stock voting together as a single class are to elect the board of directors. To be elected, each director must receive a plurality of the votes cast at the annual meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A common stock entitles the holder thereof to one vote with respect to the election of each of the seven director positions to be filled, each share of outstanding Class B common stock entitles the holder thereof to five votes with respect to the elections of each of the seven director positions to be filled, and each outstanding share of Series D preferred stock is entitled to a number of votes equal to the number of common shares into which it is then convertible (currently 10 votes per share of Series D preferred stock) with respect to the election of each of the director positions to be filled.

The form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you withhold authority to vote your shares, such vote will be treated as an abstention and, accordingly, your shares will neither be voted for or against a director but will be counted for quorum purposes.

The six nominees for director are: Joe G. Brooks, Stephen W. Brooks, Jerry B. Burkett, Edward P. Carda, Timothy D. Morrison, and Vernon J. Richardson. All of the nominees for director are presently serving as directors of the Company, with the exception of Vernon J. Richardson. Currently, Joe G. Brooks is chairman and chief executive officer, Stephen W. Brooks is vice-chairman of the board and chief operating officer, and Timothy D. Morrison is President.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE SIX NOMINEES NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

In the event one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominees as may be designated by the board of directors. The board of directors has no reason to believe that any nominee will be unable to serve, if elected.

Item 2:  Ratification of Appointment of Independent Registered Public Accounting Firm

Introduction

Subject to ratification by the stockholders, the board’s audit committee has selected HoganTaylor LLP to be AERT’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010. The audit committee may terminate the appointment of HoganTaylor LLP as independent registered public accounting firm without stockholder approval whenever the audit committee deems necessary or appropriate.

Representatives of HoganTaylor are expected to attend the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Required Vote

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. In the event that the Company’s stockholders fail to ratify the appointment of HoganTaylor LLP, the selection of the Company’s independent registered public accounting firm will be submitted to the Company’s audit committee for reconsideration.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Item 3: Amendment to the certificate of incorporation to increase the authorized number of shares of Class A common stock

The current authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, $0.01 par value (the “preferred stock”,) 100,000,000 shares of Class A common stock, $.01 par value (the “Class A common stock”, which is the class registered under the Securities Exchange Act of 1934 and, as such, is also referred to herein as the “common stock”), and 7,500,000 shares of Class B common stock $.01 par value (the “Class B common stock”). There were 48,105,554 shares of Class A common stock, 1,465,530 shares of Class B common stock and 748,772 shares of Series D convertible preferred stock (“Series D preferred stock”) issued and outstanding at May 17, 2010. In addition to the 48,105,554 shares of Class A common stock outstanding on May 17, 2010, 5,017,015 shares are reserved for issuance upon exercise of options or restricted stock unit awards which are either currently outstanding or authorized to be issued under Company stock option plans or restricted stock plans, 3,787,880 shares are reserved for issuance upon exercise of currently outstanding warrants, 7,487,720 shares are reserved for issuance upon conversion of the Company’s currently outstanding shares of Series D preferred stock, 1,274,920 shares are reserved by a board of directors resolution for issuance as potential paid-in-kind (“PIK”) dividends on outstanding Series D preferred stock or for anti-dilution adjustments (although such reserved amount does not represent a maximum of shares that may become issuable for such purposes), and 1,465,530 shares are reserved for issuance upon conversion of Class B common stock, leaving approximately 33 million authorized but unissued and unreserved shares available for issuance. Other than as discussed below, the Company’s management has no present arrangements, agreements, understandings or plans for the issuance or use of the additional shares proposed to be authorized.

On May 17, 2010, the board of directors approved a proposed amendment to Article Fourth of the Company’s certificate of incorporation (the “certificate of incorporation”) increasing the authorized number of shares of Class A common stock from 100,000,000 shares to 125,000,000 shares for submission to the stockholders. The board has determined that it would be appropriate and prudent for the Company to increase the number of authorized shares of common stock in order to have additional shares available for possible future financing transactions or acquisitions, stock splits, stock dividends and other issuances, to satisfy requirements for additional reservations of shares by reason of future transactions, to facilitate corporate partnering or other strategic transactions, or for other appropriate corporate purposes.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the company and ratably to receive dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to preferred stock that is then outstanding at the time, including the Series D preferred stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

If the proposed amendment to the certificate of incorporation is approved, all or any part of the authorized but unissued shares of common stock may thereafter be issued for such purposes and on such terms as the board of directors may determine without further approval from the stockholders, except as may be required by law or the policies of any stock exchange on which the shares of stock of the Company may be listed. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current stockholders do not have a prior right to purchase any issue of common stock in order to maintain their proportionate ownership.

The proposed amendment will not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership.

If the proposed amendment is adopted, Section FOURTH, subsection (a), of the certificate of incorporation would be amended to read as follows:

“FOURTH: (A) The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred Thirty-Seven Million Five Hundred Thousand (137,500,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $0.01 per share, One Hundred Twenty-Five Million (125,000,000) shares of Class A Common Stock having a par value of $.01 per share, and Seven Million Five Hundred Thousand (7,500,000) shares of Class B Common Stock having a par value of $.01 per share.”

The affirmative vote of holders of at least 51% of the outstanding shares of Class A common stock, Class B common stock and Series D preferred stock, voting as a single class, entitled to vote at the meeting is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Votes “withheld” or abstaining from voting will have the same effect as a negative vote or a vote “against” the proposed amendment. Furthermore, if you do not attend the meeting in person or return your properly completed and signed proxy card, you will effectively be voting against the amendment. Failure to obtain stockholder approval may have an adverse affect on the Company’s business strategy by preventing the issuance of any substantial number of additional shares of Class A common stock in connection with financing transactions and acquisition opportunities that the board might otherwise determine to be in the best interests of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT.

COST AND METHOD OF PROXY SOLICITATION

The Company will pay the cost of proxy solicitation. In addition to notices sent by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send the necessary materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing.

ADDITIONAL INFORMATION AVAILABLE

Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2009 annual report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The written request should be sent to investor relations, at the Company’s executive office. The written request must state that, as of May 20, 2010, the person making the request was a beneficial owner of capital stock of the Company.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to investor relations, 914 N. Jefferson St., Springdale, Arkansas 72764, by registered, certified, or express mail.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2011

If you want to present a proposal for possible inclusion in the Company’s proxy statement for the annual meeting of stockholders in 2011, you may do so by following the procedures described in SEC Rule 14a-8 by sending the proposal to Secretary of the Company, 914 N. Jefferson St., Springdale, Arkansas 72764, by registered, certified or express mail. Proposals must be received on or before January 28, 2011. This date is determined by the board and is based on SEC Rule 14a-8, which states proposals for a regularly scheduled annual meeting must be received at the company’s principal executive offices not less than 120 calendar days before the release date of the previous year’s annual meeting proxy statement.

OTHER MATTERS

The board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

The foregoing Notice and Proxy Statement are sent by order of the board of directors.

Joe G. Brooks
Chairman
Dated: June 1, 2010